Exhibit 99.1

For Immediate Release

Contacts:
William S. McCalmont, EVP & CFO	Douglas Lindsay, VP of Finance
972/753-2314	972/753-2342
wmccalmont@acecashexpress.com	dlindsay@acecashexpress.com

ACE CASH EXPRESS EXPECTS THIRD QUARTER FY 2005 EPS OF $0.74-$0.75
PRIOR TO LEASE ACCOUNTING ADJUSTMENT

DALLAS, TX — April 21, 2005 — ACE Cash Express, Inc. (Nasdaq: AACE) stated today that the Company expects to report fiscal third quarter 2005 earnings of $0.74 to $0.75 per diluted share, prior to a lease accounting charge of $0.04 per share, as explained below. This compares to the Company’s previous third quarter 2005 expectation of $0.68 to $0.74 per diluted share excluding the lease accounting charge. Including the impact of the lease accounting charge the Company expects fiscal third quarter earnings of $0.70 to $0.71 per diluted share. As a reminder, the Company is scheduled to report earnings on Thursday, April 28, 2005, and host a conference call at 5:00 p.m. Eastern Time.

Lease Accounting Correction

      The Company has performed a review of its accounting practices surrounding leases and lease-related items in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter dated February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.

      Like many other publicly-traded retailers and restaurant chains that are correcting these lease accounting practices, the Company will change the way it accounts for its leases. Following consultations with its independent auditors, the Company will make a cumulative adjustment to retained earnings of $3.8 million related to periods prior to and including fiscal 2002. For periods subsequent to the end of fiscal 2002, the Company will make a one-time non-cash after-tax adjustment of approximately $600,000 to its results in the third quarter of fiscal 2005 to reflect the cumulative impact of a correction of its accounting practices related to leased stores. This adjustment will result in a $0.04 reduction in diluted earnings per share to be recorded in the third quarter of fiscal 2005.

      Consistent with industry practices, the Company historically recorded rent expense on a straight-line basis over the initial non-cancelable term of a lease commencing upon store opening. The Company has concluded that the calculation for straight-line rent should be based on the reasonably assured lease term as defined in SFAS 98, “Accounting for Leases”, which in most cases exceeds the initial non-cancelable lease term. In addition, the Company reassessed the depreciable lives of leasehold improvements at all stores to be the shorter of their estimated useful life or the reasonably assured lease term at the inception of the lease. Further, the Company, concluded that landlord allowances which it has previously recorded as a reduction to related leasehold improvements should be reflected as deferred rent and amortized over the reasonably assured lease term as a reduction to rent expense rather than depreciation.

      The Company evaluated the materiality of these corrections on its financial statements and concluded that the incremental impact of these corrections is not material to any quarterly or annual period, respectively. Prior years’ financial results will not be restated as these issues were not material to previously reported financial results for any prior year. The adjustments required to correct these practices will not affect historical or future net cash flows or the timing of the payments under related leases.

About ACE Cash Express

      ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of March 31, 2005, ACE had a network of 1,331 stores in 37 states and the District of

Columbia, consisting of 1,118 company-owned stores and 213 franchised stores. ACE focuses on serving unbanked and underbanked consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at http://www.acecashexpress.com.

Forward-Looking Statements

      This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

      Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	ACE’s relationships with Republic Bank & Trust Company, with Travelers Express and its affiliates and with its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any impact on the loans offered by Republic Bank & Trust Company at ACE’s stores in Texas, Pennsylvania and Arkansas from the implementation of the revised Guidelines for Payday Lending announced on March 1, 2005 by the Federal Deposit Insurance Corporation, which revised Guidelines provide guidance to banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;

•	any litigation regarding ACE’s short-term consumer lending activities;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores

      ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.

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